Exhibit (e)

Amended and Restated
Schedule A
to the
Distribution Agreement
by and between
Lotsoff Capital Management Investment Trust
(f/k/a Lotsoff Capital Management Equity Trust)
and
UMB Distribution Services, LLC

        Intending to be legally bound, the undersigned hereby amend and restate this Schedule A to the Distribution Agreement, dated October 24, 2003, by and between Lotsoff Capital Management Investment Trust and UMB Distribution Services, LLC as follows:

Name of Funds

Lotsoff Capital Management Micro Cap Fund
Lotsoff Capital Management Active Income Fund

Dated as of _______ ___, 2005

LOTSOFF CAPITAL MANAGEMENT INVESTMENT TRUST

By:______________________________________________

Name: _____________________________________

Title: ______________________________________

UMB DISTRIBUTION SERVICES, LLC

By:_____________________________________________

Name: _____________________________________

Title: ______________________________________